Filed Pursuant to Rule 433

to Prospectus dated November 2, 2017

Registration Statement No. 333-221291

Company Article regarding Dominion Energy Reliability Investment, March 14, 2018

Learn more about Dominion Energy Reliability Investment

March 14, 2018

As recently announced on DomNet News, employees and contractors can now enroll in Dominion Energy Reliability Investment, or DERI. The program offers investor’s competitive returns and convenient access to their money.

Watch Chet Wade, vice president–Corporate Communications, and Jim Chapman, senior vice president–Mergers & Acquisitions and treasurer, discuss the DERI program.

Related links:

Enrollment now open for Dominion Energy Reliability Investment

Dominion Energy Reliability Investment (DERI)